Exhibit 10.1

Execution Version

Voting Agreement

October 22, 2019

Board of Trustees

Centreville Bank
1218 Main Street

West Warwick, Rhode Island 02893

To the Board of Trustees:

The undersigned (“Shareholder”) is a director or executive officer of PB Bancorp, Inc., a Maryland corporation (“Seller”), and the beneficial holder of shares of Seller common stock, par value $0.01 per share (the “Seller Common Stock”).

Concurrently with the execution of this letter agreement (this “Agreement”), Centreville Bank, a Rhode Island-chartered non-member savings bank (“Buyer”), Seller and Putnam Bank, a Connecticut-chartered savings bank and wholly owned subsidiary of Seller (“Seller Bank”), are entering into an Agreement and Plan of Merger (as may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Buyer will acquire Seller, Seller Bank and their respective Subsidiaries in a cash merger (the “Merger”). The execution of the Merger Agreement by Buyer is subject to the execution and delivery of this Agreement by Shareholder. Shareholder hereby acknowledges that he or she has received and reviewed the Merger Agreement. Any term used herein but not defined herein shall have the meaning set forth in the Merger Agreement.

Shareholder, to induce Buyer to execute and deliver to Seller and Seller Bank the Merger Agreement, agrees and undertakes, solely in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or executive officer of Seller or Seller Bank, as follows:

1.                This Agreement shall not apply to those shares of Seller Common Stock, if any (the “Excluded Shares”) as set forth on Schedule I hereto, (i) that Shareholder may exercise voting or investment power as a fiduciary for others or (ii) as to which Shareholder does not have, directly or indirectly, voting power as of the date of this Agreement. As of the date hereof, the undersigned has, directly or indirectly, voting power with respect to shares of Seller Common Stock as set forth on Schedule I hereto.

2.                While this Agreement is in effect, Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber, on or before the Meeting, any or all of Shareholder’s Shares (as defined below) to any person other than in a Permitted Transfer (as defined below), or (b) deposit any or all of Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of Shareholder’s Shares or grant any proxy with respect thereto, other than to other members of the Board of Directors of Seller Board to vote to approve the Merger Agreement and the Merger and matters related thereto. For purposes of this Agreement, “Shareholder’s Shares” means the shares of Seller Common Stock that Shareholder beneficially owns on the date of this Agreement as set forth on Schedule I hereto (excluding Excluded Shares), plus any shares of Seller Common Stock that Shareholder may subsequently acquire voting power over, less any shares of Seller Common Stock that Shareholder may subsequently dispose of pursuant to a Permitted Transfer (as hereinafter defined). For purposes of this Agreement, “Permitted Transfer” means any of the following transfers: (i) a transfer by will or operation of law, in which case this Agreement shall bind the transferee, (ii) a transfer pursuant to any pledge agreement existing as of the date of this Agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) a transfer for bona fide estate and tax planning purposes, including any transfer to relatives, trusts and charitable organizations, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) a transfer from Shareholder to one or more other shareholders of Seller who are bound by terms of a comparable voting agreement with Buyer, (v) a transfer pursuant to a domestic order or a negotiated divorce settlement, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (vi) the surrender of Shareholder’s Shares to Seller in connection with the vesting, settlement or exercise of Seller equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or with respect to Seller equity awards, the exercise price thereto, and (vii) a transfer made with the prior written consent of Buyer.

3.                While this Agreement is in effect, Shareholder shall vote or cause to be voted all of Shareholder’s Shares for the approval of the Merger Agreement and the Merger at the Meeting.

4.                Shareholder does appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote Shareholder’s Shares, or grant a consent, approval or dissent in respect of Shareholder’s Shares in a manner consistent with the manner in which Shareholder is required to vote Shareholder’s Shares pursuant to this Agreement solely for the matters covered by paragraph 3 of this Agreement. Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement. Shareholder hereby affirms that the proxy set forth in this Agreement is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the proxy hereby granted is coupled with an interest and may under no circumstances be revoked except in accordance with this Agreement. Shareholder hereby ratifies and confirms any and all votes, consents or other actions that any proxy appointed hereby may lawfully do or cause to be done by virtue hereof. The proxy hereby granted is executed and intended to be irrevocable in accordance with applicable law (except in accordance with this Agreement) and revokes any proxy previously granted by Shareholder with respect to Shareholder’s Shares solely for the matters covered by paragraph 3 of this Agreement. The proxy and power of attorney granted by Shareholder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of Shareholder. Notwithstanding anything to the contrary in this Agreement, this proxy shall automatically terminate upon the termination of this Agreement.

5.                At the Meeting or at any adjournment thereof or in any other circumstances upon which Shareholder’s vote, dissent, consent or other approval is sought, Shareholder shall vote (or cause to be voted) Shareholder’s Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller or any other extraordinary transaction involving Seller or any of its Subsidiaries, (ii) any Acquisition Proposal and (iii) any amendment of the Seller Articles or Seller Bylaws or the articles or bylaws of any of its Subsidiaries or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or the Merger or change in any manner the voting rights of any class of Seller Common Stock. Shareholder shall not commit or agree to take any action that would reasonably be deemed to be inconsistent with the foregoing.

6.                Shareholder, solely in his or her capacity as a shareholder of Seller and except as may be expressly permitted under the Merger Agreement, shall not, nor shall Shareholder authorize or permit any partner, officer, director, advisor or representative of Shareholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Shareholder shall not commit or agree to take any action that would reasonably be deemed to be inconsistent with the foregoing.

7.                Shareholder, solely in his or her capacity as a shareholder of Seller, shall not issue any press release or make any other public statement with respect to the Merger or any of the other transactions contemplated by the Merger Agreement, nor shall Shareholder authorize or permit any partner, officer, director, advisor or representative of Shareholder to do so on Shareholder’s behalf in such capacity, in each case without the prior written consent of Buyer, except as may be expressly permitted under the Merger Agreement or required by applicable law.

8.                While this Agreement is in effect, Shareholder will take no action that could reasonably be expected to:

(i)           materially adversely affect the ability of Buyer or Seller to obtain the Requisite Regulatory Approvals or Requisite Seller Vote or materially increase the period of time necessary to obtain the Requisite Regulatory Approvals or Requisite Seller Vote;

(ii)          materially adversely affect Seller’s ability to perform its covenants and agreements under the Merger Agreement; or

(iii)         result in Seller’s representations and warranties contained in the Merger Agreement not being true and correct on the date of the Merger Agreement or at any future date on or prior to the Closing Date or in any of the closing conditions set forth in the Merger Agreement not being satisfied.

Without limiting the scope of the immediately preceding sentence, Shareholder shall not recommend, advise or encourage, directly or indirectly, any other shareholder of Seller to vote against the Merger at the Meeting.

9.                This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Seller, and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer, or employee of Seller or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or executive officer of Seller, and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations in the context of a Superior Proposal pursuant to Sections 6.3 or 6.13 of the Merger Agreement.

10.              This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties, and shall be automatically terminated upon the earliest to occur of (i) the Effective Time of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that the transfer restrictions in paragraph 2 hereof shall be automatically terminated upon the receipt of the Requisite Seller Vote. Upon such termination pursuant to this paragraph 10, no party shall have any further obligations or liabilities; provided, however, that termination shall not relieve any party from liability for any willful breach of this Agreement prior to termination.

11.              Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any of the Seller Common Stock. All rights, ownership and economic benefits of and relating to the Seller Common Stock shall remain and belong to the applicable Shareholder, and Buyer shall have no power or authority to direct any Shareholder in the voting of any of the Seller Common Stock or the performance by any Shareholder of its duties or responsibilities as a shareholder of Seller, except as otherwise provided herein.

12.             Shareholder represents and warrants to and agrees with Buyer as follows: (i) Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement; (ii) this Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions; (iii) the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations and the consummation by Shareholder of the transactions contemplated by this Agreement will not, violate, conflict with, or constitute a default under, any agreement, instrument, contract, or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule, or regulation to which Shareholder is subject; (iv) Shareholder is the record or beneficial owner of and has good title to all of Shareholder’s Shares set forth on Schedule I, and Shareholder owns all of the Shareholder’s Shares free and clear of any lien, security interest, charge or other encumbrance, except as otherwise described on Schedule I; (v) Shareholder does not own, of record or beneficially, any shares of capital stock of Seller other than the Shares; (vi) except for Excluded Shares, Shareholder’s Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made with respect to them; and (vii) except for Excluded Shares, Shareholder has the right to vote all of Shareholder’s Shares, and none of Shareholder’s Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

13.              Shareholder agrees that Buyer would be irreparably harmed by any breach of this Agreement on the part of Shareholder and that Buyer shall be entitled to specific performance and injunctive and other equitable relief in respect of any breach (including any threatened or anticipated breach) of this Agreement and to enforce the provisions hereof without having to prove actual damages, and Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

14.              This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Rhode Island, without regard to the conflict of law principles thereof. Each of the parties hereto consents to and submits itself to the exclusive jurisdiction of the United States District Court for the District of Rhode Island or any state court sitting in the State of Rhode Island for any litigation arising under this Agreement.

15.              This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties to this Agreement unless and until (a) Seller’s Board of Directors has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Seller Articles, the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties to the Merger Agreement, and (c) this Agreement is executed and delivered by all parties to this Agreement, which delivery may be made by electronic or facsimile signature in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, Shareholder has executed this Agreement as of the date first above written.

Very truly yours,

(signature)

Print Name

Accepted and agreed to as of the date first above written:

CENTREVILLE BANK

By:
	Name:	Harold M. Horvat
	Title:	President and Chief Executive Officer

[Signature Page to Voting Agreement]

SCHEDULE I

Shareholder	Number of Shares Subject to Voting Agreement	Number of Excluded Shares	Number of Total Shares